EXHIBIT 99.1

NEWS FROM

FOR IMMEDIATE RELEASE	CONTACT: Robert N. Shuster Executive Vice President and Chief Financial Officer 616/522-1765

Independent Bank Corporation Closes on the Sale of Preferred Stock and Warrants
to the U.S. Treasury under the Capital Purchase Program

IONIA, Mich., Dec. 12, 2008 — Independent Bank Corporation (NASDAQ: IBCP), a leading Michigan-based community bank, today announced that it entered into and closed a Letter Agreement (including the Securities Purchase Agreement—Standard Terms) with the United States Department of the Treasury (the “Treasury”) pursuant to which Treasury invested $72,000,000 in the Corporation under the TARP Capital Purchase Program (the “Program”).

Under the Purchase Agreement, Treasury received (1) 72,000 shares of the Corporation’s Series A Fixed Rate Cumulative Perpetual Preferred Stock, $1,000 liquidation preference per share, and (2) a warrant to purchase 3,461,538 shares of the Corporation’s common stock at an exercise price of $3.12 per share. The exercise price of the warrant was determined based upon the average of closing prices of the Corporation’s common stock during the 20-trading day period ended Nov. 20, 2008, the last trading day prior to the date the Treasury approved the Corporation for participation in the Program.

The preferred shares qualify as Tier 1 regulatory capital and pay cumulative dividends quarterly at a rate of 5% per annum for the first five years, and 9% per annum thereafter. The preferred shares may be redeemed by the Corporation at par after February 15, 2012. Prior to this date, the preferred shares may only be redeemed by the Corporation at par in an amount up to the cash proceeds (minimum $18,000,000) from qualifying equity offerings of any Tier 1 perpetual preferred or common stock. Any redemption is subject to the consent of the Board of Governors of the Federal Reserve System. Until December 12, 2011, or such earlier time as all preferred shares have been redeemed by the Corporation or transferred by Treasury to third parties that are not affiliated with Treasury, the Corporation may not, without Treasury’s consent, increase its dividend rate per share of common stock or, with certain limited exceptions, repurchase its common stock.

The warrant is immediately exercisable and has a 10-year term. The exercise price and number of shares subject to the warrant are both subject to anti-dilution adjustments. Treasury has agreed not to exercise voting power with respect to any shares of common stock issued upon exercise of the warrant; however, this agreement not to vote the shares does not apply to any person who may acquire such shares. If the Corporation receives aggregate gross proceeds of at least $72,000,000 from one or more qualifying equity offerings of Tier 1-eligible perpetual preferred or common stock on or prior to December 31, 2009, the number of shares of common stock underlying the warrant then held by Treasury will be reduced by one half of the original number of shares underlying the warrant, after taking into account all adjustments.

Michael M. Magee, President and CEO of Independent Bank Corporation, commented: “We are pleased to announce the closing of this transaction which has occurred only three weeks from our preliminary approval. This investment further enhances our regulatory capital ratios and will assist us in continuing to meet the needs of our customers, communities and shareholders.”

Regulatory capital ratios (actual at Sept. 30, 2008 and pro-forma assuming the investment of $72 million by the Treasury) for the Company are as follows (the pro-forma total capital to risk-weighted assets ratio assumes that the proceeds are initially invested in 20% risk-weighted assets):

Regulatory Capital Ratio	Actual - 9/30/08	Pro-forma - 9/30/08	Minimum ratio to be "Well Capitalized"

Tier 1 capital to average assets	7.42%	9.86%	5.00%

Total capital to risk-weighted
assets	11.29%	14.17%	10.00%

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of over $3 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services. Payment plans to purchase vehicle service contracts are also available through Mepco Finance Corporation, a wholly owned subsidiary of Independent Bank. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves. For more information, please visit our website at: www.ibcp.com.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future or past operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.